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                                                                   EXHIBIT 1

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                                   VERIO INC.

                               STOCK PURCHASE AND

                     MASTER STRATEGIC RELATIONSHIP AGREEMENT

                                  APRIL 7, 1998

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                                TABLE OF CONTENTS
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1.       AGREEMENT TO SELL AND PURCHASE SHARES.......................................1

         1.1      Sale and Purchase of Shares........................................1

         1.2      Closing............................................................2

         1.3      Legend; Stop Transfer Order........................................3

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................3

         2.1      Organization, Good Standing and Qualification......................3

         2.2      Authority; Binding Nature of Agreements............................3

         2.3      Non-Contravention; Consents........................................4

         2.4      Fully Paid and Nonassessable.......................................4

         2.5      Private Placement Memorandum; Financial Statements; Taxes..........4

         2.6      Absence of Changes.................................................5

         2.7      Litigation.........................................................5

         2.8      Intellectual Property Rights.......................................6

         2.9      Compliance with Law; Governmental Approvals........................6

         2.10     Capitalization.....................................................6

         2.11     Brokers, etc.......................................................6

         2.12     No Other Ventures..................................................7

         2.13     Investment Company Act.............................................7

         2.14     Insurance..........................................................7

         2.15     Labor Matters......................................................7

         2.16     Certain Compensation Plans.........................................7

         2.17     Environmental Protection...........................................8

         2.18     Properties.........................................................8




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
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         2.19     Liabilities........................................................8

         2.20     Transactions with Principals.......................................8

         2.21     Registration Rights................................................9

         2.22     Contracts and Other Commitments....................................9

         2.23     Regulation by the FCC..............................................9

3.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.............................9

         3.1      Organization and Good Standing.....................................9

         3.2      Authority; Binding Nature of Agreements............................9

         3.3      Non-Contravention; Consents.......................................10

         3.4      Litigation........................................................10

         3.5      Brokers, etc......................................................10

         3.6      Investment Representations........................................11

         3.7      Company Disclosure Documents......................................12

4.       CONDITIONS TO CLOSING......................................................12

         4.1      Conditions to the Purchaser's Obligations.........................12

         4.2      Conditions to the Company's Obligations...........................13

5.       COVENANTS OF THE PARTIES...................................................15

         5.1      Filings and Consents..............................................15

         5.2      Covenant to Satisfy Conditions....................................15

         5.3      Reservation of Shares.............................................15

         5.4      Further Assurances................................................15

6.       TERMINATION................................................................16

         6.1      Termination.......................................................16

         6.2      Effect of Termination.............................................16

7.       SUCCESSORS AND ASSIGNS.....................................................16

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
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         7.1      Successors and Assigns............................................16

         7.2      Novation..........................................................16

         7.3      Guarantee.........................................................17

         7.4      Certain Waivers and Authorizations................................19

8.       MISCELLANEOUS..............................................................20

         8.1      Press Releases and Announcements..................................20

         8.2      Interpretation....................................................20

         8.3      Fees and Expenses.................................................21

         8.4      Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.......21

         8.5      Specific Enforcement..............................................22

         8.6      Survival..........................................................22

         8.7      No Third Party Beneficiaries......................................23

         8.8      Entire Agreement..................................................23

         8.9      Severability......................................................23

         8.10     Amendment and Waiver..............................................23

         8.11     Relationship of the Parties.......................................23

         8.12     Notices...........................................................24

         8.13     Counterparts......................................................25

         8.14     Attorney's Fees...................................................25


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                                   ATTACHMENTS

Disclosure Schedule

Exhibit A          Definitions

Exhibit B          Certificate of Designation of Series X Junior Preferred Stock

Exhibit C          Private Placement Memorandum

Exhibit D          Form of Legal Opinion of Company Counsel

Exhibit E          Form of Legal Opinion of Purchaser (and/or Assignee
                   and Purchaser Party Affiliate) Counsel

           STOCK PURCHASE AND MASTER STRATEGIC RELATIONSHIP AGREEMENT


         This Stock Purchase and Master Strategic Relationship Agreement (this "Agreement") is entered into as of April 7, 1998, by and between VERIO INC., a Delaware corporation (the "Company"), and NIPPON TELEGRAPH AND TELEPHONE CORPORATION, a Japanese corporation (the "Purchaser"). Capitalized terms used in this Agreement and not otherwise defined are defined in Exhibit A.

         WHEREAS, the Purchaser wishes to purchase from the Company, and the Company wishes to issue and sell to the Purchaser, certain shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock");

         WHEREAS, such sale and purchase of Common Stock is to occur concurrently with the IPO;

         WHEREAS, the parties hereto have entered into an Investment Agreement dated of even date herewith (the "Investment Agreement") providing for certain rights and obligations of such parties with respect to the Common Stock and other matters; and

         WHEREAS, the Company and an Affiliate of the Purchaser have entered into an Outside Service Provider Agreement dated of even date herewith (the "Outside Service Provider Agreement") providing for certain matters;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties hereto, intending to be legally bound, agree as follows:

1. AGREEMENT TO SELL AND PURCHASE SHARES

         1.1 SALE AND PURCHASE OF SHARES.

               (a) Subject to the terms and conditions hereof, at the Closing, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, shares of Common Stock equal in number to the lesser of (i) 12.5% of the Diluted Common Stock (calculated as of the Closing Date and giving effect to the sale of shares of Common Stock on the Closing Date pursuant to this Agreement and in the IPO), or (ii) the quotient of (A) $100 million divided by (B) the Per Share Price.

               (b) Notwithstanding the provisions of paragraph (a) above, in the event that the applicable waiting period, including any extension thereof, under the HSR Act with respect to the purchase and sale of Common Stock contemplated hereby shall not have been subject to early termination or expired prior to the consummation of the IPO, then, at the Closing, in lieu of Common Stock, the Purchaser shall purchase from the Company, and the Company shall issue and sell to the Purchaser, shares of the Company's Series X Junior Preferred Stock (the "Junior Preferred Stock"). The number of shares of Junior Preferred Stock to be so purchased shall be such number that is equal to the quotient of (i) the number of shares of Common Stock that the Purchase otherwise would have purchased pursuant to paragraph (a) above, divided by (ii) five


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

hundred (500), so that, upon a conversion immediately following the Closing of all such shares of Junior Preferred Stock into shares of Common Stock as provided in the Company's Certificate of Designation with respect to the Junior Preferred Stock (the "Certificate of Designation"), the number of shares of Common Stock resulting from such conversion would equal the number of shares of Common Stock that the Purchaser otherwise would have purchased pursuant to paragraph (a) above. The purchase price per share of Junior Preferred Stock shall be equal to the product of (i) the Per Share Price, multiplied by (ii) five hundred (500), so that the aggregate purchase price for the Junior Preferred Stock to be purchased at the Closing shall be the aggregate purchase price that would have been payable for the shares of Common Stock that the Purchaser otherwise would have purchased pursuant to paragraph (a) above. The Purchaser acknowledges and agrees that if Junior Preferred Stock is purchased by it pursuant hereto, the Purchaser shall not be entitled to convert such Junior Preferred Stock into Common Stock, but the Junior Preferred Stock shall be converted into Common Stock pursuant to the terms of the Certificate of Designation automatically upon the expiration or early termination of the applicable waiting period, including any extension thereof, under the HSR Act. A copy of the Certificate of Designation is attached hereto as Exhibit B and incorporated herein by reference.


               (c) The price per share of the Common Stock to be purchased pursuant to this Agreement (the "Per Share Price") shall be the product of (i) the IPO Price multiplied by (ii) 96.75%, provided, that if prior to the Closing Date the Company shall sell shares of Common Stock (other than (i) in connection with a merger, buyout or acquisition, (ii) a sale, grant or other issuance to any employee, consultant or director of the Company or any of its Affiliates,
(iii) pursuant to any pre-existing commitment of the Company and (iv) any other nonmaterial sales of Common Stock not exceeding $1,000,000 in value per sale) at a price per share less than the Per Share Price as so determined, then the Per Share Price shall be such lower price per share of Common Stock.

               (d) At the Closing, the Purchaser shall pay the purchase price for the shares of Common Stock or Junior Preferred Stock purchased hereunder (the "Purchased Shares") by wire transfer of immediately available funds in U.S. dollars to the account specified in writing by the Company.

               (e) No fractional shares shall be issued upon the sale of any Common Stock to the Purchaser pursuant to this Agreement, and the number of shares of Common Stock to be issued to the Purchaser shall be rounded to the nearest whole share. Fractional shares of Junior Preferred Stock may be issued upon the sale of Junior Preferred Stock pursuant to this Agreement, if applicable, provided, that no fractional shares of Common Stock shall be issued upon any conversion of such Junior Preferred Stock into Common Stock, and the number of shares of Common Stock to be then issued to the Purchaser shall be rounded to the nearest whole share.

         1.2 CLOSING.

         The closing of the purchase and sale contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, 94105, at 10:00 a.m. (California time) on the date of and concurrently with the

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consummation of the IPO, or on such other date or at such other place or time as the Company and the Purchaser may mutually agree (such date, the "Closing
Date").


         1.3 LEGEND; STOP TRANSFER ORDER.

         All certificates representing the Purchased Shares shall bear legends and be subject to stop transfer orders as specified in the Investment Agreement.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as specifically set forth in the disclosure schedule attached hereto (the "Disclosure Schedule") or in the Private Placement Memorandum of the Company dated as of March 19, 1998 (the "Private Placement Memorandum"), a copy of which is attached hereto as Exhibit C and the text of which is incorporated herein by reference, the Company hereby represents and warrants to the Purchaser as follows:

         2.1      ORGANIZATION, GOOD STANDING AND QUALIFICATION.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business in each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), properties or business operations of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"). The Company has all requisite corporate power and authority to carry on its business as presently conducted.

               (b) The Company, as of the date of the Private Placement Memorandum, has no subsidiaries that constitute "significant subsidiaries" within the meaning of Regulation S-X under the Securities Act, provided, that the Purchaser acknowledges that the Company is engaged in a program of buyouts and acquisitions of other Entities, and that in connection with such program the Company may purchase shares or other securities of other Entities prior to the Closing or increase its ownership of Entities less than wholly-owned by the Company as of the date of the Private Placement Memorandum.

               (c) The Company has delivered to the Purchaser accurate and complete copies of the Company's certificate of incorporation and bylaws, including all amendments thereto and the amendments thereto that are to be effective upon consummation of the IPO.

         2.2 AUTHORITY; BINDING NATURE OF AGREEMENTS.

         The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and all other Transactional Agreements. The execution, delivery and performance by the Company of this Agreement and such other Transactional Agreements, and the consummation or performance of the Transactions, have been duly authorized by all necessary corporate action on the part of the Company, other than the filing of the Certificate of Designation with the Secretary of State of the State of Delaware. Each of this Agreement and such other Transactional Agreements constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable


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

against the Company in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         2.3   NON-CONTRAVENTION; CONSENTS.

               (a) Neither the execution and delivery by the Company of this Agreement or any other Transactional Agreement, nor the consummation or performance by the Company of any of the Transactions to be consummated or performed by it, will directly or indirectly (with or without notice or lapse of time): (i) violate any provision of the Company's certificate of incorporation or bylaws; (ii) constitute or result in a breach or default by the Company, or give rise to a right of termination on the part of any other party, or result in the creation or imposition of any lien, claim or encumbrance on any Company assets, under any agreement or instrument to which the Company is a party or by which it is bound; or (iii) constitute a violation by the Company of any Requirement of Law, except in each case for any such violation, breach, default or termination or any such lien, claim or encumbrance which would not have a Material Adverse Effect.

               (b) Except for compliance with the terms of the HSR Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the consummation of the Transactions, except for such consents, approvals, authorizations or orders the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

         2.4   FULLY PAID AND NONASSESSABLE.

         The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of the Company or others.

         2.5   PRIVATE PLACEMENT MEMORANDUM; FINANCIAL STATEMENTS; TAXES.

               (a) The Private Placement Memorandum, as of the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) The financial statements of the Company included in the Private Placement Memorandum have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved, except (i) as may be otherwise indicated in such financial statements or the notes thereto, (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements, or (iii) as otherwise indicated in the Disclosure Schedule. Such financial statements fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

               (c) The Company has (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) duly filed all Company Tax Returns required to be filed by the Company on or before the Closing Date with respect to all applicable Taxes. No penalties or other charges are or will become due with respect to any of the Company Tax Returns as the result of the late filing thereof in an amount which would have a Material Adverse Effect. All of the Company Tax Returns are (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) true and complete in all material respects. The Company either (i) has paid all Taxes due or claimed to be due by any Taxing authority in connection with any of the Company Tax Returns or otherwise required to be filed or paid prior to the date hereof, or (ii) to the extent such Taxes were due prior to the date of the financial statements contained in the Private Placement Memorandum (the "Financial Statements Date") has established in the financial statements set forth in the Private Placement Memorandum adequate reserves (in conformity with U.S. GAAP consistently applied) for the payment of such Taxes, or, to the extent such Taxes were not due prior to the Financial Statements Date, has established adequate reserves for the payment of such Taxes in the ordinary course of business and in accordance with good business practices; except in any of the cases described in the preceding clauses (i) and
(ii) for such Taxes the nonpayment of which would not have a Material Adverse Effect. The amounts set up as reserves for Taxes on the financial statements set forth in the Private Placement Memorandum are sufficient for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period through the Financial Statements Date, and for which the Company may be liable in its own right (including, without limitation, by reason of being a member of the same affiliated group) or as a transferee of the assets of, or successor to, any Entity, other than any such Taxes as would not have a Material Adverse Effect. The Company, either in its own right (including, without limitation, by reason of being a member of the same affiliated group) or as a transferee, does not have and on the Closing Date will not have any liability for Taxes payable for or with respect to any periods prior to and including the Closing Date materially in excess of the amounts actually paid prior to the Closing Date or reserved for in financial statements set forth in the Private Placement Memorandum, except for amounts payable for or with respect to any periods following the Financial Statements Date.


         2.6      ABSENCE OF CHANGES.

         As of the date of this Agreement, there has been no change in the Company's business or operations from the information presented in the Private Placement Memorandum that would have a Material Adverse Effect.

         2.7      LITIGATION.

         As of the date hereof, there are no suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company, which in any such case would have a Material Adverse Effect, or which would materially adversely affect the Company's ability to perform its obligations under this Agreement or any of the other Transactional Agreements.

         2.8      INTELLECTUAL PROPERTY RIGHTS.

               (a) The patents, trademarks, service marks, trade names, copyrights and rights or licenses to use the same, and any and all applications therefor, as well as the trade secrets and similar proprietary information, owned or held by the Company are all that are required to enable the Company to conduct its business as now conducted, except for such failures to own or hold as, in the aggregate, would not have a Material Adverse Effect. To the Company's Knowledge, the Company's operations do not infringe rights under patents, trademarks, service marks, trade names, trade secrets, copyrights or licenses or any other proprietary rights of others, except for any such infringement as would not have a Material Adverse Effect.

               (b) The Company has the right and authority to utilize the processes, systems and techniques presently employed by it in the design, development and manufacture of its present products and all rights to any material processes, systems and techniques developed by any employee or consultant of the Company have been and will be duly and validly assigned to the Company, except to the extent the failure to have such right or authority or to obtain such assignment, in the aggregate, would not have a Material Adverse Effect.

         2.9      COMPLIANCE WITH LAW; GOVERNMENTAL APPROVALS.

               (a) The Company is in compliance with all applicable Requirements of Law, except for such non-compliance as in the aggregate would not have a Material Adverse Effect.

               (b) The Company has all governmental approvals, authorizations, consents, licenses and permits required from each Governmental Authority with jurisdiction over the Company or its properties to conduct its business as it is currently being conducted, except for such approvals, authorizations, consents, licenses or permits, the failure of which to obtain, in the aggregate, would not have a Material Adverse Effect.

         2.10     CAPITALIZATION.

         As of the date of the Private Placement Memorandum, the information regarding the actual capitalization of the Company set forth under the caption "Capitalization" in the Private Placement Memorandum is true, correct and complete, and all of the outstanding capital stock of the Company as therein described was duly authorized, validly issued, fully paid and nonassessable as of the date specified in the Private Placement Memorandum.

         2.11     BROKERS, ETC.

         The Company has not dealt with any broker, finder, or other similar person in connection with the offer or sale of the Common Stock or Junior Preferred Stock pursuant to this Agreement such that it will be under any obligation to pay any broker's fee, finder's fee or commission in connection with such offer and sale.

         2.12     NO OTHER VENTURES.

         As of the date of the Private Placement Memorandum, the Company was not engaged in any material partnership or joint venture with any other Person.

         2.13     INVESTMENT COMPANY ACT.

         The Company is not an "investment company" or a company "controlled by" an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

         2.14     INSURANCE.

         The Company has insurance in such amounts and covering such risks as are in accordance with normal industry practice.

         2.15     LABOR MATTERS.

               (a) There are no strikes, work stoppages, slowdowns or lockouts existing or, to the Knowledge of the Company, threatened against the Company that would have a Material Adverse Effect.

               (b) To the Company's Knowledge, no key employee of the Company is in violation of any judgment, decree or order, or any term of any employment contract, patent disclosure agreement, other proprietary information agreement, non-competition agreement or other contract or agreement relating to the relationship of any such employee to any former employers, the Company or any other party, because of the nature of the business conducted by the Company or to the utilization by the employee of his or her best efforts with respect to such business in his or her assigned duties at the Company, in any case which violation would have a Material Adverse Effect.

               (c) The consummation of the Transactions will not cause the Company to incur or suffer any liability relating to, or obligation to pay, material severance or termination amounts to any person or entity.

         2.16     CERTAIN COMPENSATION PLANS.

               (a) The Company does not have any material profit sharing, deferred compensation, stock option, stock purchase, phantom stock or similar plan that evidence rights to purchase securities of or to share in the profits of the Company.

               (b) The Company has not incurred any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Company makes or ever has made a contribution and in which any employee of the Company is or has ever been a participant which, individually or in the aggregate, would result in a Material Adverse Effect. With respect to such plans, the Company is in compliance in all respects with all applicable provisions of ERISA and the

Internal Revenue Code of 1986, as amended, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

         2.17     ENVIRONMENTAL PROTECTION.

               (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company is in compliance with and not subject to any known liability under applicable Environmental Law (as defined below), and (ii) there is no civil, criminal or administrative action or investigation, notice or demand letter or request for information pending or, to the Company's Knowledge, threatened against the Company under any Environmental Law.

               (b) For purposes of this Agreement, "Environmental Law" shall mean all applicable federal, state and local laws or regulations relating to the protection of the environment or human health, including, without limitation, laws relating to omissions, discharges, releases or threatened releases of "hazardous substances," as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         2.18     PROPERTIES.

         The Company has good and marketable title to all real and personal property described in the Private Placement Memorandum as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the Private Placement Memorandum as being leased by it, free and clear of all liens, charges, encumbrances and restrictions, except to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not result in a Material Adverse Effect.

         2.19     LIABILITIES.

         The Company did not have, at the Financial Statements Date, any liabilities which in the aggregate exceeded five million dollars ($5,000,000), which were not reflected in the balance sheet at such date included as part of the financial statements included in the Private Placement Memorandum, nor did it, at such date, have any contingent liabilities which in the aggregate exceeded five million dollars ($5,000,000), which were not so reflected, in each such case which liabilities or contingent liabilities were required by U.S. GAAP to be reflected in such balance sheet. Since the Financial Statements Date, and prior to the date hereof, the Company has not, other than in the ordinary course of business, or in connection with the acquisition of other businesses and other companies, incurred any material liabilities.

         2.20     TRANSACTIONS WITH PRINCIPALS.

         No present or former employee, shareholder, or officer or director of the Company or their spouses, children or affiliates (as that term is defined in Rule 405 under the Securities Act) is indebted to the Company in an amount in excess of $100,000 nor is the Company indebted to any of them in such amount or, directly or indirectly, interested in any transaction with the Company which is material to the Company, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such employee, officer, director, shareholder, family member or affiliate.

         2.21     REGISTRATION RIGHTS.

         Except as set forth in the Transactional Agreements, the Company is not under any obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

         2.22     CONTRACTS AND OTHER COMMITMENTS.

         Each material agreement and contract to which the Company is a party or by which the Company is bound is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the Company's Knowledge, the other parties thereto, except where the failure of the same to be in full force and effect and to be valid, binding and enforceable would not have a Material Adverse Effect. The Company is not in default, and, to the Company's Knowledge, the other party(ies) are not in default, under any of such agreements or contracts, and there has not occurred any event which to the Company's Knowledge (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, which default, or the occurrence of which default, would result in a Material Adverse Effect.

         2.23     REGULATION BY THE FCC.

         At the date hereof, neither the Company nor any Affiliate of the Company controlled by the Company is required to obtain from the Federal Communications Commission any license or other authorization.

3.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Company as follows:

         3.1      ORGANIZATION AND GOOD STANDING.

         The Purchaser is a corporation duly organized and validly existing under the laws of Japan. Any Affiliate of the Purchaser that is a party to any of the Transactional Agreements (a "Purchaser Party Affiliate") is a corporation duly organized and validly existing under the laws of its state or other jurisdiction of incorporation and, if such Affiliate is incorporated in the United States, such Affiliate is in good standing under the laws of its state of incorporation.

         3.2      AUTHORITY; BINDING NATURE OF AGREEMENTS.

         Each of the Purchaser and each Purchaser Party Affiliate has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and all other Transactional Agreements to which it is a party. The execution, delivery and performance by the Purchaser and each Purchaser Party Affiliate of this Agreement and such other Transactional Agreements to which they are parties, and the consummation or performance of the Transactions, have been duly authorized by all necessary corporate action on the part of the

Purchaser and each Purchaser Party Affiliate which is a party thereto. Each of this Agreement and such other Transactional Agreements constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Purchaser and each Purchaser Party Affiliate which is a party thereto, enforceable against the Purchaser and each Purchaser Party Affiliate, as the case may be, in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         3.3      NON-CONTRAVENTION; CONSENTS.

               (a) Neither the execution and delivery by the Purchaser or any Purchaser Party Affiliate of this Agreement or any other Transactional Agreement to which such Entity is a party, nor the consummation or performance by the Purchaser or any Purchaser Party Affiliate of any of the Transactions to be consummated or performed by them, will directly or indirectly (with or without notice or lapse of time): (i) violate any provision of the Purchaser's or any Purchaser Party Affiliate's certificate or articles of incorporation or bylaws or other charter documents; (ii) constitute or result in a breach or default by the Purchaser or any Purchaser Party Affiliate, or give rise to a right of termination on the part of any other party, or result in the creation or imposition of any lien, claim or encumbrance on any Purchaser or any Purchaser Party Affiliate assets, under any agreement or instrument to which the Purchaser or any Purchaser Party Affiliate is a party or by which the Purchaser or any Purchaser Party Affiliate is bound; or (iii) constitute a violation by the Purchaser or any Purchaser Party Affiliate of any Requirement of Law.

               (b) Except for compliance with the terms of the HSR Act and Sections 13 and 16 of the Exchange Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Purchaser or any Purchaser Party Affiliate is required in connection with the consummation of the Transactions.

         3.4      LITIGATION.

         As of the date hereof, there are no suits, proceedings or investigations pending or, to the Knowledge of the Purchaser and any Purchaser Party Affiliate, threatened against the Purchaser or any Purchaser Party Affiliate, which in any such case would materially adversely affect the Purchaser's or any Purchaser Party Affiliate's ability to perform its obligations under this Agreement or any of the other Transactional Agreements.

         3.5      BROKERS, ETC.

         Neither the Purchaser nor any Purchaser Party Affiliate has granted or become obligated to pay, or has taken any action that likely would result in any Person claiming to be entitled to receive from the Company, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions, except for the investment banking fee of Deutsche Morgan Grenfell, Inc., which shall be paid by the Purchaser.

         3.6      INVESTMENT REPRESENTATIONS.

               (a) The Purchaser understands that none of the Purchased Shares has been registered under the Securities Act. The Purchaser also understands that the Purchased Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser's representations contained in this Agreement, and that the Company is relying upon the truth and accuracy of the Purchaser's representations, warranties, acknowledgements and understandings set forth herein.

               (b) The Purchaser is acquiring the Purchased Shares for the Purchaser's own account for investment only, and not with the current intention of making a public distribution thereof.

               (c) The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser, by reason of its business or financial experience, has the capacity to protect its own interests in connection with the Transactions. The Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

               (d) The Purchaser acknowledges that the Purchased Shares must be held indefinitely and that the Purchaser must bear the economic risk of this investment indefinitely unless the Purchased Shares are subsequently registered under the Securities Act or an exemption from such registration is available. Without limiting the obligations of the Company under the Investment Agreement, the Purchaser understands that the Company has no present intention of registering the Purchased Shares. The Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the Purchased Shares under the circumstances, in the amounts or at the times the Purchaser might propose.

               (e) The Purchaser has been advised or is aware of the provisions of Rule 144 under the Securities Act ("Rule 144"), which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: (i) the availability of certain current public information about the Company, (ii) the resale occurring not less than one year after a party has purchased and paid for the security to be sold, (iii) the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Exchange Act) and (iv) the number of shares being sold during any three-month period not exceeding specified limitations.

               (f) The Purchaser initiated discussions with the Company relating to the purchase and sale contemplated by this Agreement on an unsolicited basis prior to February 27, 1998. The Purchaser did not receive any information regarding such purchase and sale through any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

         3.7      COMPANY DISCLOSURE DOCUMENTS.

               (a) The Purchaser has received and reviewed a copy of the Private Placement Memorandum, including, without limitation, the language therein under the caption "Risk Factors."

               (b) The Purchaser has been furnished with materials relating to the Company and its proposed activities, including, without limitation, the Private Placement Memorandum. Without limiting the Company's obligations with respect to any representations or warranties made by the Company in this Agreement, the Purchaser has been afforded the opportunity to obtain any additional information deemed necessary by the Purchaser to verify the accuracy of any representations made or information conveyed to the Purchaser. The Purchaser confirms that all documents, records and books pertaining to its investment in Common Stock or Junior Preferred Stock and requested by the Purchaser have been made available or delivered to the Purchaser. The Purchaser has had an opportunity to ask questions of and receive answers from the Company, or from a person or persons acting on the Company's behalf, concerning the terms and conditions of this investment. The Purchaser has relied upon, and is making its investment decision solely upon, the Private Placement Memorandum provided to the Purchaser by or on behalf of the Company.

4.       CONDITIONS TO CLOSING

         4.1      CONDITIONS TO THE PURCHASER'S OBLIGATIONS.

         The Purchaser's obligations to purchase the Purchased Shares and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

               (a) The representations and warranties of the Company contained in this Agreement shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent any such representations and warranties are stated to be made as of a specific date, in which case they shall be true as of such date, except in each case for any inaccuracies in such representations and warranties as would not have a Material Adverse Effect. In addition, the Company shall have performed in all material respects all obligations required pursuant to the terms of this Agreement or any of the other Transactional Agreements to be performed or observed by it on or prior to the Closing.

               (b) The Company shall have delivered to the Purchaser a certificate, executed by an executive officer of the Company, dated the date of the Closing, setting forth the Company's representation that the conditions set forth in Section 4.1(a) above shall have been satisfied.

               (c) The Purchaser Board Designee (as defined in the Investment Agreement) shall have been appointed to a term on the Board of Directors of the Company as provided in the Investment Agreement.

               (d) The Company shall have obtained any and all consents, permits, waivers and approvals necessary or appropriate for consummation of the Transactions (except for such as may be properly obtained subsequent to the Closing), provided, that, notwithstanding anything to the contrary, the expiration or early termination of the applicable waiting period under the HSR Act shall not be a condition to the Purchaser's obligations hereunder.

               (e) The Company shall have executed and delivered to the Purchaser or a Purchaser Party Affiliate, as applicable, each of (i) the Investment Agreement and (ii) the Outside Service Provider Agreement.

               (f) There shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the Transactions not be consummated in the manner provided for in this Agreement and the other Transactional Agreements. No action or proceeding shall have been instituted and remain pending before a court or other governmental body of competent jurisdiction to restrain, prohibit or otherwise challenge any of the Transactions (or seeking material damages from the Purchaser, the Company or any Purchaser Party Affiliate as a result thereof), other than any such action or proceeding which would not have a Material Adverse Effect or prevent the Company or the Purchaser from performing their respective obligations hereunder or under any of the other Transactional Agreements.

               (g) The Company shall have delivered to the Purchaser a legal opinion from counsel to the Company, in form and substance reasonably satisfactory to the Purchaser and its counsel and addressing the matters listed in Exhibit D hereto.

               (h) On or prior to the Closing Date, the Purchaser shall have received a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the good standing of the Company.

               (i) The IPO shall have been consummated or shall be consummated concurrently with the Closing.

               (j) If the Purchaser is purchasing shares of Junior Preferred Stock pursuant to the terms hereof, the Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware.

         4.2      CONDITIONS TO THE COMPANY'S OBLIGATIONS.

         The Company's obligations to sell the Purchased Shares and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

               (a) The representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent any such representations and warranties are stated to be made as of a specific date, in which case they shall be true in all material respects as of such date, and the Purchaser and any

Purchaser Party Affiliate shall have performed in all material respects all obligations required pursuant to the terms of this Agreement or any of the other Transactional Agreements to be performed or observed by either of them on or prior to the Closing.

               (b) The Purchaser shall have delivered to the Company a certificate, executed by an executive officer of the Purchaser, dated the date of the Closing, setting forth the Purchaser's representation that the conditions set forth in Section 4.2(a) above shall have been satisfied.

               (c) The Purchaser and any Purchaser Purchaser Party Affiliate shall have obtained any and all consents, permits, waivers and approvals necessary or appropriate for consummation of the Transactions (except for such as may be properly obtained subsequent to the Closing), provided, that, notwithstanding anything to the contrary, the expiration or early termination of the applicable waiting period under the HSR Act shall not be a condition to the Company's obligations hereunder.

               (d) The Purchaser or a Purchaser Party Affiliate shall have executed and delivered to the Company each of (i) the Investment Agreement and
(ii) the Outside Service Provider Agreement.

               (e) There shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the Transactions not be consummated in the manner provided for in this Agreement and the other Transactional Agreements. No action or proceeding shall have been instituted and remain pending before a court or other governmental body of competent jurisdiction to restrain, prohibit or otherwise challenge any of the Transactions (or seeking material damages from the Purchaser, any Purchaser Party Affiliate or the Company as a result thereof), other than any such action or proceeding which would not have a Material Adverse Effect or prevent the Company, the Purchaser or any Purchaser Party Affiliate from performing their respective obligations hereunder or under any of the other Transactional Agreements.

               (f) The Purchaser shall have delivered to the Company a legal opinion from counsel to the Purchaser and any Purchaser Party Affiliate, in form and substance reasonably satisfactory to the Company and its counsel and addressing the matters described in Exhibit E hereto.

               (g) On or prior to the Closing Date, if the Purchaser or any Purchaser Party Affiliate is organized in the United States, the Company shall have received a certificate of the Secretary of State (or equivalent agency) of the state of the Purchaser's or the Purchaser Party Affiliate's organization, as to the good standing of such party.

               (h) The IPO shall have been consummated or shall be consummated concurrently with the Closing.

               (i) Concurrently with such sale, the Purchaser shall have paid to the Company the purchase price for the Purchased Shares.

5.       COVENANTS OF THE PARTIES

         5.1      FILINGS AND CONSENTS.

         Concurrently with execution and delivery of this Agreement, the Purchaser and the Company shall make all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the Transactions. In addition, the Purchaser will promptly furnish all information as may be required by the Japanese Ministry of Finance in order for the requisite approvals for the purchase and sale of the Purchased Shares, and the consummation of the Transactions, to be obtained, and the Company and the Purchaser will each promptly furnish all information as may be required by the Federal Trade Commission and the Department of Justice under the HSR Act in order for the requisite approvals for the purchase and sale of the Purchased Shares, and the consummation of the Transactions, to be obtained or any applicable waiting periods to be terminated or expire. Each party hereto will cooperate with each other with respect to obtaining, as promptly as practicable, and in any event prior to consummation of the IPO, all necessary consents, approvals, authorizations and agreements of, and the giving of all notices and making of all other filings with, any third parties, including Governmental Authorities, necessary to authorize, approve or permit the consummation of the Transactions. Each party hereto shall pay fifty percent (50%) of the filing fee required in connection with the initial application under the HSR Act with respect to the Transactions.

         5.2      COVENANT TO SATISFY CONDITIONS.

         Each party agrees to use all reasonable efforts to insure that the conditions to the other party's obligations hereunder set forth in Section 4, insofar as such matters are within the control of such party, are satisfied as promptly as practicable, and in any event prior to consummation of the IPO, provided, that notwithstanding anything herein to the contrary, the Company shall have the sole and absolute discretion as to when, and whether, to consummate the IPO, and may choose to cease pursuit of the IPO or to postpone the IPO until after the termination of this Agreement, all without any liability or obligation whatsoever to the Purchaser.

         5.3      RESERVATION OF SHARES.

         If the Purchaser purchases shares of Junior Preferred Stock at the Closing pursuant to Section 1.1 hereof, then prior to or promptly following the Closing the Company shall reserve for issuance upon any conversion of such shares of Junior Preferred Stock such number of shares of Common Stock as would be issued upon the conversion of all such shares of Junior Preferred Stock.

         5.4      FURTHER ASSURANCES.

         Each party shall execute and deliver such additional instruments, documents or other writings as may be reasonably requested by any other party, before or after the Closing, in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transactional Agreements.

6.       TERMINATION

         6.1      TERMINATION.

               (a) This Agreement may be terminated at any time prior to the
Closing:

                        (i) by the written agreement of the Purchaser and the Company;

                        (ii) by the Company or the Purchaser, if the Closing shall not have occurred by July 31, 1998, provided, that the failure to consummate the Closing by such date is not a result of the Company, in the case the Company is so electing to terminate this Agreement, or of the Purchaser or any Purchaser Party Affiliate, in the case the Purchaser is so electing to terminate this Agreement, failing to perform any of its obligations or breaching any of its representations and warranties hereunder or under any of the other Transactional Agreements; and

                        (iii) by the Company or the Purchaser in the event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restricting, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and unappealable, and the parties hereto hereby agree to use all reasonable efforts to prevent any such order, decree, ruling or other action from becoming final and unappealable.

         6.2      EFFECT OF TERMINATION.

         Except for the obligations of Section 8 hereof and this Section 6.2, if this Agreement shall be terminated pursuant to the preceding Section 6.1, all obligations, representations and warranties of the parties hereto under this Agreement shall terminate and there shall be no liability hereunder of any party hereto to any other party hereto, provided, that nothing in this Section 6 shall relieve any party of liability for breach of any warranty, covenant or agreement herein or in any other Transactional Agreement.

7.       SUCCESSORS AND ASSIGNS

         7.1      SUCCESSORS AND ASSIGNS.

         Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Except as otherwise expressly provided herein, neither party may assign any of its rights or obligations hereunder without the written consent of the other party hereto.

         7.2      NOVATION.

               (a) From and after the date of this Agreement, the Purchaser shall have the right, with or without the consent of the Company, to assign all of its rights and obligations under this Agreement (other than its obligations pursuant to this Section 7, except in the circumstances and subject to the conditions described in Section 7.2(b)), effecting a novation of such rights and obligations, to a direct or indirect wholly-owned subsidiary of the Purchaser (the "Assignee"), provided, that any such assignment shall only be made in conjunction with an assignment by the Purchaser to the same transferee of its rights and obligations under the Investment Agreement, pursuant to Section 10 of the Investment Agreement. Such assignment shall become effective immediately upon notification by the Purchaser to the Company of such assignment.

               (b) In the event of a transfer of the rights and obligations of the Purchaser under this Agreement pursuant to a statutory reorganization of the Purchaser prescribed in the Supplementary Provisions to the Law Concerning Partial Amendment to the Nippon Telegraph and Telephone Corporation Law (Law No. 98 of 1997) (the "Amendment"), the Purchaser shall ensure that all the rights and obligations of the Purchaser under this Agreement and the ownership of the Purchased Shares are transferred to the said successor entity without any dilution or adverse effect on the enforceability of such obligations. Subject to the aforesaid, the Company: (i) agrees that such a reorganization by itself shall not constitute a default by the Purchaser or any successor entity of the Purchaser under this Agreement and shall not constitute grounds for termination of this Agreement by any of such parties; (ii) anything to the contrary herein or elsewhere notwithstanding, consents to the transfer of all the rights and obligations of the Purchaser under this Agreement (including, without limitation, its obligations pursuant to Sections 7.3 and 7.4 hereof) to a successor entity as part of such reorganization; (iii) consents to the transfer of the Purchaser Shares to a successor entity as part of such reorganization; and (iv) anything to the contrary herein or elsewhere notwithstanding, agrees to absolutely and irrevocably release the Purchaser from its obligations under this Agreement and the other Transactional Agreements upon such reorganization, provided, in each case, that the successor entity shall be subject to the terms and conditions of this Agreement and the other Transactional Agreements, including, without limitation, the representations and warranties of the Purchaser herein and in the other Transactional Agreements, and shall deliver to the Company a written agreement to such effect, in form and substance reasonably satisfactory to the Company, and provided, further, in each case, that the successor entity is either one of the Regional Companies or the Long Distance Company currently contemplated in the Amendment.

         7.3      GUARANTEE.

               (a) The Purchaser hereby absolutely, unconditionally and irrevocably guarantees (i) the full and complete performance by each Assignee and each Purchaser Party Affiliate of all covenants and obligations to be performed by it under this Agreement, the Investment Agreement and all other Transactional Agreements, and (ii) the payment of any and all damages, losses, claims, demands, recoveries, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) which the Company or any of its successors, assigns or Affiliates may suffer or incur in connection with, resulting from or arising out of any breach by any Assignee or any Purchaser Party Affiliate of any such covenants and obligations, which guarantee shall be effective from and after the date hereof or, in the case of any Assignee, automatically upon the effectiveness of the related assignment pursuant to Section 7.2(a).

               (b) Without limiting the generality of the preceding paragraph
(a), the Purchaser agrees that, in the event that any Assignee or any Purchaser Party Affiliate fails to perform any of its duties and obligations under this Agreement or any of the other Transactional Agreements, and monetary claims by the Company or any of its successors, assigns or Affiliates arising out of or with respect to such failure to perform have been determined (by any judgment of a court, by an arbitral award, by execution of a settlement agreement or by final resolution under the terms of the relevant Transactional Agreement) to be payable to the Company or any such successor, assign or Affiliate ("Payment Determination"), then the Purchaser shall promptly pay over to the Company or such successor, assign or Affiliate all of the amounts so determined to be due to it within thirty (30) days after such Payment Determination, if and to the extent that the Assignee or the Purchaser Party Affiliate, as applicable, shall have failed to pay such amounts within such time period. The Purchaser agrees that it will pay and perform all obligations of the Assignee or the Purchaser Party Affiliate, as applicable, established through any Payment Determination made as a result of any litigation, arbitration or other proceeding, even though such litigation, arbitration or any other proceeding may be appealed or is appealable by the Purchaser, the Assignee or the Purchaser Party Affiliate.

               (c) In addition to all other amounts to which it may be entitled hereunder, in the event that the Company or any of its successors, assigns or Affiliates recovers any amounts from the Purchaser or any Affiliate of the Purchaser pursuant to this Section 7 or otherwise in connection with the matters giving rise to the Purchaser's guarantee obligation hereunder, the Company or any such successor, assign or Affiliate shall be entitled to recover from the Purchaser all costs and expenses (including, without limitation, court costs and reasonable attorneys' fees and expenses) incurred by the Company or any such successor, assign or Affiliate in connection with the enforcement of this
Section 7 against the Purchaser and all actions or proceedings, in any way, manner or respect arising out of or relating to the enforcement by the Company of its rights under this Section 7 against the Purchaser. In the event that the Company or any of its successors, assigns or Affiliates seeks to enforce this
Section 7 against the Purchaser and is finally judicially determined not to be entitled to any recovery with respect to the matter for which the Purchaser's guarantee hereunder was sought to be enforced, the Purchaser shall be entitled to recover from the Company all costs and expenses (including, without limitation, court costs and reasonable attorneys' fees and expenses) incurred by the Purchaser in connection with the Purchaser's defending such enforcement action.

               (d) In the event that the Purchaser assigns its rights and obligations under this Agreement pursuant to Section 7.2(a) above, (i) the Purchaser and the Assignee shall be deemed to have made, jointly and severally, the representations and warranties contained in Section 3 hereof, each with respect to itself as if it were the "Purchaser" for purposes of such representations and warranties, provided, that, with respect to the representation and warranties in Section 3.1 hereof, the Assignee shall be deemed to have represented and warranted that it is a corporation duly organized and validly existing under the laws of its state or other jurisdiction of incorporation and, if the Assignee is incorporated in the United States, that it is in good standing under the laws of its state of incorporation; and (ii) each of the conditions to the Company's obligations described in Section 4.2 shall be deemed to include references to both the Purchaser and the Assignee, with respect to each as if it were the "Purchaser." Without limiting the generality of the foregoing, in the event of any such assignment, it shall be a condition to the obligation of the Company to sell the Purchased Shares and to take the other actions required to be taken by it at the Closing that each of the Purchaser and the Assignee shall have delivered an opinion from their respective counsel, in form and substance reasonably satisfactory to the Company and its counsel and addressing the matters listed in Exhibit E hereto, with respect to itself.

         7.4      CERTAIN WAIVERS AND AUTHORIZATIONS.

               In connection with any assignment by the Purchaser pursuant to
Section 7.2(a) above and the guarantee by the Purchaser pursuant to Section 7.3 above:

               (a) The Purchaser hereby irrevocably waives, to the fullest extent permitted by law: (i) all statutes of limitations defenses; (ii) any defense based upon any legal disability or any discharge or limitation of the liability of any Assignee or any Purchaser Party Affiliate, whether consensual or arising by operation of law or by any bankruptcy, reorganization, receivership, insolvency or similar debtor-relief proceeding, or from any other cause; (iii) presentment, demand, protest and notice of any kind, including, without limitation, notices of nonperformance, protest and dishonor; and (iv) any right to require the Company to proceed against any Assignee, any Purchaser Party Affiliate or any other party or to pursue any other remedy in the Company's power whatsoever.

               (b) The Purchaser's obligations under Section 7.3 shall be primary obligations and are independent of those of any Assignee or any Purchaser Party Affiliate. The Company may bring a separate action against the Purchaser, without first proceeding against any Assignee, any Purchaser Party Affiliate or any other Person and without pursuing any other remedy. The Company's rights hereunder shall not be exhausted by any action of the Company until all obligations of all Assignees and all Purchaser Party Affiliates have been performed and there shall be no outstanding default thereunder, and all obligations of the Purchaser otherwise shall have been performed.

               (c) To the fullest extent permitted by law, the Company may at any time and from time to time, without the consent of or notice to the Purchaser, without incurring any responsibility to the Purchaser, and without impairing or releasing the obligations of the Purchaser hereunder, upon or without any terms or conditions and in whole or in part:

                    (i) exercise or refrain from exercising any rights against any Assignee or any Purchaser Party Affiliate or others or otherwise act or refrain from acting;

                    (ii) subordinate, release, settle or compromise any of the obligations of any Assignee or any Purchaser Party Affiliate;

                    (iii) consent to or waive any breach of, or any act, omission or default under, this Agreement, the Investment Agreement or any other Transactional Agreements, or otherwise agree with any Assignee or any Purchaser Party Affiliate to amend, modify or supplement any such Agreements or any other instrument or agreement; or

                    (iv) substitute, add or release any one or more guarantors.

               (d) The obligations of the Purchaser hereunder shall continue to be effective if any obligations of any Assignee or any Purchaser Party Affiliate are rescinded or nullified, or any payment made thereby must otherwise be restored or returned to such party, or any trustee, receiver, custodian, liquidator or other similar officer thereof (and is so returned) upon the bankruptcy of such party or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such party.

               (e) The obligations of the Purchaser hereunder shall continue to be effective notwithstanding any other provision hereof or any amendment or modification of this Agreement or any of the other Transactional Agreements, or any assignment or any rejection thereof which may occur in any bankruptcy or proceeding concerning any Assignee or any Purchaser Party Affiliate, whether permanent or temporary, and whether or not assented to by any of the parties to this Agreement or any of the other Transactional Agreements.

               (f) Without notice to or further assent from the Purchaser, any of the terms and conditions respecting the duties and obligations of any Assignee or any Purchaser Party Affiliate under this Agreement and the other Transactional Agreements may be waived or modified by any of such parties and the Company, and the time of payment of any amount due or the time of performance of any obligation of such parties may be compromised, settled or extended in writing by such parties and the Company. The obligations of the Purchaser hereunder shall not be discharged or impaired or otherwise affected by
(i) any extension or renewal of this Agreement or any of the other Transactional Agreements or any obligations of any Assignee or any Purchaser Party Affiliate thereunder, without notice or further assent from the Purchaser; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any of the other Transactional Agreements; (iii) any permitted assignment or delegation by the Company, or any of its successors and assigns, of its rights and obligations under this Agreement or any of the other Transactional Agreements; or (iv) any other act or thing which may or might in any manner or to any extent vary the risk of the Purchaser or which would otherwise operate as a discharge of the Purchaser as a matter of law.

8.       MISCELLANEOUS

         8.1      PRESS RELEASES AND ANNOUNCEMENTS.

         All press releases and announcements concerning the investment contemplated by this Agreement and the other Transactions shall be mutually agreed to by the Company and the Purchaser, except for any such disclosure required by law which, in the case of such disclosure by the Company, shall, to the extent practicable under the circumstances, be first discussed with the Purchaser and, in the case of such disclosure by the Purchaser, shall, to the extent practicable under the circumstances, be first discussed with the Company. The foregoing provisions of this Section 8.1 shall not prohibit or restrict in any way disclosure by the Company with respect to this Agreement and the other Transactional Agreements in connection with any financing, strategic transaction, acquisition or disposition involving the Company or any of its Affiliates, provided, that such disclosure shall be first discussed to the extent reasonably practicable with the Purchaser.

         8.2      INTERPRETATION.

               (a) The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

               (b) Each party hereto acknowledges that it has been represented by competent counsel and participated in the drafting of this Agreement and the other Transactional Agreements, and agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement and the other Transactional Agreements.

               (c) The original and controlling version of this Agreement and the other Transactional Agreements shall be the version using the English language. All translations of this Agreement or any of the other Transactional Agreements into other languages shall be for the convenience of the parties only, and shall not control the meaning or application of this Agreement or any of the other Transactional Agreements. All notices and other communications required or permitted by this Agreement or any other Transactional Agreement must be in English, and the interpretation and application of such notices and other communications shall be based solely upon the English language version thereof.

               (d) When a reference is made in this Agreement or any other Transactional Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule to this Agreement or such other Transactional Agreement, unless otherwise indicated.

         8.3      FEES AND EXPENSES.

         Each party hereto shall be solely responsible for the payment of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transactional Agreements, except to the extent expressly set forth in this Agreement and the other Transactional Agreements. Without limiting the generality of the foregoing, the Purchaser shall pay all stamp and other taxes, if any, which may be payable in respect of the issuance, sale and delivery to the Purchaser or any Assignee of Common Stock or Junior Preferred Stock pursuant to the terms of this Agreement, or upon any conversion of any Common Stock, and shall save the Company harmless against any loss or liability resulting from nonpayment or delay in the payment of any such tax.

         8.4      GOVERNING LAW; JURISDICTION AND VENUE; WAIVER OF JURY TRIAL.

               (a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law (or any similar successor provision)) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

               (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Denver, Colorado. Each party to this Agreement:

                    (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Denver, Colorado (and each appellate court located in the State of Colorado) in connection with any such legal proceeding, including to enforce any settlement, order or award;

                    (ii) agrees that each state and federal court located in the County of Denver, Colorado shall be deemed to be a convenient forum; and

                    (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Denver, Colorado, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

               (c) Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in the County of Denver, Colorado and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

               (d) The Purchaser has irrevocably designated Corporation Service Company, of One Civic Center Plaza, 1560 Broadway, Denver, Colorado 80202, as agent for service of process hereunder and the above named is authorized and directed to accept service of process on behalf of the Purchaser in any suit regarding the Transactions or otherwise related to this Agreement or the other Transactional Agreements.

               (e) Each party to this Agreement hereby knowingly, voluntarily, and intentionally waives the right to a trial by jury in respect of any litigation arising out of, under or in connection with this Agreement, this waiver being a material inducement for each such party to enter into this Agreement.

         8.5      SPECIFIC ENFORCEMENT.

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

         8.6      SURVIVAL.

         The representations and warranties of the parties hereunder shall survive the Closing for one (1) year, and thereafter shall terminate and be of no force or effect.

         8.7   NO THIRD PARTY BENEFICIARIES.

         This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and are not for the benefit of, nor may any provision hereof be enforced by, any other Person.

         8.8   ENTIRE AGREEMENT.

         This Agreement, the other Transactional Agreements and the other documents delivered expressly hereby, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Without limiting the generality of the foregoing, by execution of this Agreement and the Investment Agreement, each party hereto hereby terminates the Mutual Nondisclosure/Non-Solicitation Agreement dated as of February 12, 1998 between the Company and the Purchaser, and such Nondisclosure Agreement is hereby terminated.

         8.9   SEVERABILITY.

         The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

        8.10   AMENDMENT AND WAIVER.

               (a) This Agreement may be amended or modified only upon the mutual written consent of the Company and the Purchaser.

               (b) No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

         8.11  RELATIONSHIP OF THE PARTIES.

         For all purposes of this Agreement and the other Transactional Agreements, each of the parties hereto and their respective Affiliates shall be deemed to be independent entities and, anything in this Agreement or the other Transactional Agreements to the contrary notwithstanding, nothing herein shall be deemed to constitute the parties hereto or any of their respective Affiliates as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement or any other Transactional Agreement make any party hereto an employee or agent, legal or otherwise, of the other parties for any purposes whatsoever. This Agreement does not create or constitute, and shall not be construed as creating or constituting, a voting trust agreement under the Delaware General Corporation Law or any other applicable corporation law. None of the parties to this Agreement or any other

Transactional Agreement is authorized to make any statements or representations on behalf of any other party or in any way to obligate any other party, except as expressly authorized in writing by the other parties. Anything in this Agreement or any other Transactional Agreement to the contrary notwithstanding, no party hereto or thereto shall assume nor shall be liable for any liabilities or obligations of the other parties, whether past, present or future.

         8.12     NOTICES.

         All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties hereto at the respective addresses set forth below, or as notified by such party from time to time at least ten (10) days prior to the effectiveness of such notice:

         if to the Purchaser:        Nippon Telegraph and Telephone Corporation
                                     Global Communications Headquarters
                                     Tokyo Opera City Tower
                                     20-2 Nishi-shinjuku 3-chome
                                     Shinjuku-ku
                                     Tokyo 163-14 Japan
                                     Attention:  Tatsuo Kawasaki
                                     Facsimile:  81-3-5353-5753

         with a copy to:             NTT America, Inc.
                                     101 Park Avenue, 41st Floor
                                     New York, NY  10178
                                     Attention:  Richard Nohe
                                     Facsimile:  (212) 661-1078

         and a copy to:              Hogan & Hartson L.L.P.
                                     555 Thirteenth Street, N.W.
                                     Washington, D.C.  20004
                                     Attention:  Anthony S. Harrington
                                     Facsimile:  (202) 637-5910

         if to the Company:          Verio Inc.
                                     8005 South Chester Street
                                     Suite 200
                                     Englewood, CO 80112
                                     Attention: Carla Hamre Donelson
                                     Facsimile: (303) 708-2494
         with a copy to:             Morrison & Foerster LLP
                                     425 Market Street
                                     San Francisco, CA 94105
                                     Attention: Gavin B. Grover
                                     Facsimile: (415) 268-7522

         8.13     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         8.14     ATTORNEY'S FEES.

         If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

                                    NIPPON TELEGRAPH AND TELEPHONE CORPORATION


                                    By: /s/ JUN-ICHIRO MIYAZU
                                       ----------------------------------------
                                       Name: Jun-Ichiro Miyazu
                                       Title: President



                                    VERIO INC.


                                    By: /s/ JUSTIN JASCHKE
                                       ----------------------------------------
                                       Justin Jaschke
                                       Chief Executive Officer

                                    EXHIBIT A

                               CERTAIN DEFINITIONS


For purposes of the Agreement (including this Exhibit A):

         AFFILIATE. "Affiliate" shall mean, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under the common control with, the Person specified.

         AMENDMENT. "Amendment" shall have the meaning specified in Section 7.2 of the Agreement.

         ASSIGNEE. "Assignee" shall have the meaning specified in Section 7.2 of the Agreement.

         BUSINESS DAY. "Business Day" shall mean any day other than a Saturday or Sunday or other day on which commercial banks in California are authorized or required by law to close.

         CERTIFICATE OF DESIGNATION. "Certificate of Designation" shall have the meaning specified in Section 1.1 of the Agreement.

         CLOSING. "Closing" shall have the meaning specified in Section 1.2 of the Agreement.

         CLOSING DATE. "Closing Date" shall have the meaning specified in
Section 1.2 of the Agreement.

         COMMON STOCK. "Common Stock" shall have the meaning specified in the Recitals to the Agreement.

         COMPANY TAX RETURNS. "Company Tax Returns" shall mean all federal, state, local, foreign and other applicable tax returns and declarations of estimated tax reports required to be filed by the Company (without regard to extensions of time permitted by law or otherwise).

         DILUTED COMMON STOCK. "Diluted Common Stock" shall mean the sum of (i) the number of shares of Common Stock outstanding at the time the determination is made plus (ii) the number of shares of Common Stock issuable upon the exercise or conversion of all then outstanding rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, whether at the time of issue or upon the passage of time or the occurrence of some future event.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall have the meaning specified in Section 2 of the Agreement.

         DOLLARS OR $. "Dollars" or "$" shall mean United States Dollars.

         ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ENVIRONMENTAL LAW. "Environmental Law" shall have the meaning specified in Section 2.17 of the Agreement.

         ERISA. "ERISA" shall have the meaning specified in Section 2.16 of the Agreement.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         FINANCIAL STATEMENTS DATE. "Financial Statements Date" shall have the meaning specified in Section 2.5 of the Agreement.

         GOVERNMENTAL AUTHORITY. "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any Entity properly exercising executive, legislative, judicial, regulatory or administrative functions of government.

         HSR ACT. "HSR Act" shall have the meaning specified in Section 5.1 of the Agreement.

         INVESTMENT AGREEMENT. "Investment Agreement" shall have the meaning specified in the Recitals to the Agreement.

         IPO. "IPO" shall mean an underwritten initial public offering of Common Stock pursuant to an effective registration statement filed by the Company under the Securities Act.

         IPO PRICE. "IPO Price" shall mean the "Price to the Public" or other per share offering price for Common Stock stated on the face of the final prospectus relating to the IPO.

         JUNIOR PREFERRED STOCK. "Junior Preferred Stock" shall have the meaning specified in Section 1.1 of the Agreement.

         KNOWLEDGE. "Knowledge" means (i) with respect to the Company, the actual knowledge of the Chief Executive Officer and the Chief Financial Officer, and (ii) with respect to the Purchaser and any Purchaser Party Affiliate or assignee of the Purchaser, the actual knowledge of the president of NTT America, Inc. and Toru Takama, Director of Business Strategy of the Purchaser.

         MATERIAL ADVERSE EFFECT. "Material Adverse Effect" shall have the meaning specified in Section 2.1 of the Agreement.

         OUTSIDE SERVICE PROVIDER AGREEMENT. "Outside Service Provider Agreement" shall have the meaning specified in the Recitals to the Agreement.

         PER SHARE PRICE. "Per Share Price" shall have the meaning specified in
Section 1.1 of the Agreement.

         PERSON. "Person" shall mean any individual, Entity or Governmental Authority.

         PRIVATE PLACEMENT MEMORANDUM. "Private Placement Memorandum" shall have the meaning specified in Section 2 of the Agreement. References in the Agreement to the Private Placement Memorandum shall include the financial statements and notes thereto included in the Private Placement Memorandum.

         PURCHASED SHARES. "Purchased Shares" shall have the meaning specified in Section 1.1 of the Agreement.

         PURCHASER PARTY AFFILIATE. "Purchaser Party Affiliate" shall have the meaning specified in Section 3.1 of the Agreement.

         REQUIREMENTS OF LAW. "Requirements of Law" shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and all federal, state, local and foreign laws, rules and regulations, including, without limitation, securities, antitrust, communications, licensing, health, safety, labor and trade laws, rules and regulations, and all orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         RULE 144. "Rule 144" shall have the meaning specified in Section 3.6 of the Agreement.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         TAXES. "Taxes" shall mean all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any governmental or quasi-governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

         TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean (i) the Agreement, (ii) the Investment Agreement and (iii) the Outside Service Provider Agreement.

         TRANSACTIONS. "Transactions" shall mean all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the issuance of the Purchased Shares by the Company to the Purchaser in accordance with the Agreement.

         U.S. GAAP. "U.S. GAAP" shall have the meaning specified in Section 2.5 of the Agreement.